Exhibit 99.1

Harmonic Announces Pending Sale of Its Video Business to MediaKind

December 8, 2025

•	Strategic and transformative transaction would sharpen Harmonic’s focus on its core Broadband business and advance its growth initiatives

•	Ensures continued innovation and support for Harmonic Video customers under MediaKind

•	All cash transaction for approximately $145 million

•	Conference call today, December 8, 2025, at 8:00 a.m. ET

SAN JOSE, Calif., Dec. 8, 2025 /PRNewswire/ —Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized broadband and video delivery solutions, today announced it has received a binding offer from MediaKind, a global leader in cloud-based video streaming technology, to acquire its Video Business segment for approximately $145 million in cash. The transaction, which is expected to close in the first half of 2026, is subject to a French employee works council consultation process and customary closing conditions and regulatory approvals.

The proposed transaction would accelerate Harmonic’s long-term strategy by sharpening its focus on growth priorities in its industry-leading virtualized Broadband business. Additionally, this divestiture would deliver a healthy capital infusion and further bolster Harmonic’s balance sheet, providing the financial flexibility to better serve its expanding customer base and build shareholder value.

“This strategic transaction will, if completed, advance the growth strategies of both companies,” said Nimrod Ben-Natan, president and chief executive officer of Harmonic. “It would allow Harmonic to zero in on its core Broadband segment, while ensuring the Video Business, its customers and dedicated employees become part of an organization committed to the future of video delivery. We are incredibly proud of our Video team’s accomplishments and look forward to the next chapter of this business’s growth under MediaKind.”

MediaKind CEO Allen Broome added, “This combination would represent a meaningful step forward in our long-term strategy and reflect our commitment to supporting customers with enhanced product solutions. By joining Harmonic’s Video Business with MediaKind, we would strengthen our ability to invest across our entire portfolio, led by an expanded and complementary research and development platform that will significantly accelerate innovation. Together, we would create the leading independent streaming infrastructure company, giving customers a stronger, more reliable partner to power the future of video.”

Harmonic today is also reaffirming its total company financial guidance for Q4 2025. For further details, please refer to the company’s third quarter 2025 results press release.

Advisors:

Wilson Sonsini Goodrich & Rosati, P.C. is serving as legal advisor to Harmonic, and Jefferies LLC is serving as exclusive financial advisor. Davis Polk & Wardwell is serving as legal advisor to MediaKind, and Moelis & Company is serving as exclusive financial advisor.

Conference Call Information

Harmonic will host a conference call today, Monday, December 8, 2025, at 8:00 a.m. ET (5:00 a.m. PT), to discuss this pending transformative transaction. The live webcast will be available on the Harmonic Investor Relations website at http://investor.harmonicinc.com. To participate via telephone, please register in advance using this link, https://edge.media-server.com/mmc/p/oaqkszn3. A replay will be available after 11:00 a.m. ET on the same website.

About Harmonic Inc.

Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized broadband and video delivery solutions, enables media companies and service providers to deliver ultra-high-quality video streaming and broadcast services to consumers globally. The company revolutionized broadband networking via the industry’s first virtualized broadband solution, enabling operators to more flexibly deploy gigabit internet services to consumers’ homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software platforms, or powering the delivery of gigabit internet services, Harmonic is changing the way media companies and service providers monetize live and on-demand content on every screen. More information is available at www.harmonicinc.com.

About MediaKind

At MediaKind, we are trailblazers in the video technology landscape, empowering over 2,000 global service providers, operators, content owners, and broadcasters. Our award-winning video technology sets a new bar for quality of experience, and our commitment to innovation and excellence has been driving the media and entertainment industry to new heights for three decades, while our cutting-edge solutions deliver unmatched viewing experiences across linear, on-demand, and OTT services. As a catalyst for live entertainment and an Emmy award-winning leader, we remain a trusted partner in shaping the future of media and entertainment worldwide. For more information, please visit: www.mediakind.com

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the contemplated sale of Harmonic’s Video Business, the timing of the proposed transaction and anticipated benefits of the proposed transaction. Our expectations and beliefs regarding these matters may not materialize and are subject to risks and uncertainties, including the possibility that the proposed transaction does not close due to regulatory approvals not being obtained or other closing conditions not being fulfilled, the works council consultation process is lengthier than anticipated, the proposed transaction encounters unanticipated delays or is postponed or canceled due to a material adverse event or change, and anticipated benefits for Harmonic as a result of the proposed transaction do not fully materialize. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, such as those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec.31, 2024, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The forward-looking statements in this press release are based on information available to Harmonic as of the date hereof, and Harmonic disclaims any obligation to update any forward-looking statements.

Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.

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SOURCE Harmonic Inc.

Pamela Gillies, Vice President, Marketing, +1 720-594-8085, pamela.gillies@harmonicinc.com; David Hanover, KCSA Strategic Communications, Investor Relations, +1 212-896-1220, investor@harmonicinc.com